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                                                                     Exhibit 3.1

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              APPLETON PAPERS INC.

                                      * * *

     Appleton Papers Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     The name of the Corporation is Appleton Papers Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on July 9, 1965 under the name Lentheric Inc.; with a name change on December 27, 1968 to Germaine Monteil Cosmetiques Corporation and with a further name change on December 17, 1981 to Appleton Papers Inc. and was restated on August 31, 1998.

     This Second Amended and Restated Certificate of Incorporation, which amends and restates the Amended and Restated Certificate of Incorporation in its entirety as set forth below, has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Board of Directors and the unanimous written consent of stockholders in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware.

                                    ARTICLE I
                                    ---------

     The name of the corporation is Appleton Papers Inc.

                                   ARTICLE II
                                   ----------

     The address of the registered office of the corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                                   -----------

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                                   ----------

     The total number of shares of stock which the corporation shall have authority to issue is One Hundred Thirty Thousand (130,000) consisting of one class only, designated Common Stock, with par value of One Hundred Dollars ($100.00) per share.

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                                    ARTICLE V
                                    ---------

     The corporation shall be authorized to issue fractional shares of stock.

                                   ARTICLE VI
                                   ----------

     In the event the corporation makes a valid election pursuant to
(S)1361(b)(3) of the Internal Revenue Code of 1986, or any successor provision thereto, to be treated as a qualified subchapter S subsidiary, no shareholder of the corporation shall, without the affirmative vote of a majority of the outstanding shares of capital stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose, transfer any shares of stock to any person who, by reason of being a shareholder of the corporation, will cause a termination of the corporation's election to be treated as a qualified subchapter S subsidiary.

                                   ARTICLE VII
                                   -----------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to amend, alter or repeal its By-Laws.

                                  ARTICLE VIII
                                  ------------

     The books of the corporation may be kept (subject to the requirements of the General Corporation Law of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation. Election of directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

                                   ARTICLE IX
                                   ----------

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for injury resulting from a breach of his fiduciary duty as a director, except for liability (i) for injury resulting from a breach of his duty of loyalty to the corporation and its stockholders, (ii) for injury resulting from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for injury resulting from any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law hereafter is amended so as to authorize the further elimination or limitation of the liability of directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, then the liability of a director of the Corporation for monetary damages, in addition to the limitation on personal liability provided in the preceding sentence, shall automatically, by virtue hereof and without any further action on the part of the Corporation or its stockholders, be further limited so as to be limited to the fullest extent permitted by the Delaware General Corporation Law. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with regard to actions taken or omitted before such repeal or modification.

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     IN WITNESS WHEREOF, Appleton Papers Inc. has caused this Second Amended and
Restated Certificate of Incorporation to be signed this 5/th/ day of September, 2001.

                                        APPLETON PAPERS INC.



                                        By: /s/ Paul J. Karch
                                            ------------------------------------
                                            Paul J. Karch, Vice President and
                                            Secretary

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